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                                                                   Exhibit 99.1



News Release

FOR IMMEDIATE RELEASE
---------------------

September 28, 1998

Contact:  John Breed
          (713) 209-8835 (work)
          (281) 381-3150 (cell)

COOPER INDUSTRIES WILL NOT TOP RIVAL BID FOR THORN LIGHTING

HOUSTON, TX, Sept. 28 -- Cooper Industries, Inc. (NYSE:CBE) announced today that its offer to acquire TLG, plc (Thorn Lighting Group) for approximately $535 million has expired and will not be extended. Cooper's offer was announced on September 4, 1998, but a $585 million offer for TLG was made a week later by a rival bidder.
         "While we believe that Thorn fits strategically with Cooper, we have decided that a higher bid for TLG would not provide the return we expect for our shareholders. We remain committed to acquisitions as a vehicle for growth but only if they meet our criteria for increasing shareholder value," said H. John Riley, Jr., Chairman, President and Chief Executive Officer of Cooper Industries.
         Cooper Industries, a manufacturer of electrical products, tools and hardware, is headquartered in Houston, Texas, and had 1997 revenues of $5.3 billion. Additional information about Cooper is available on the company's worldwide web site:
www.cooperindustries.com.
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